UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

ASSET ACCEPTANCE CAPITAL CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ASSET ACCEPTANCE CAPITAL CORP.

28405 Van Dyke Avenue

Warren, Michigan 48093

(586) 939-9600

Dear Shareholder:

It is my pleasure to invite you to attend the Asset Acceptance Capital Corp. 2009 Annual Meeting of Shareholders. The meeting will be held on Thursday, May 14, 2009, at 9:00 a.m. at our headquarters building, 28405 Van Dyke Avenue, Warren, Michigan. The attached Notice of Annual Meeting and Proxy Statement provide information concerning the business to be conducted at the meeting and the nominees for election as Directors.

Your vote is important. Whether or not you plan to attend the meeting, please vote your shares by mail. Your shares will then be represented at the meeting if you are unable to attend. You may, of course, revoke your Proxy and vote in person at the meeting if you desire.

Thank you for your support of Asset Acceptance Capital Corp.

Sincerely,

ASSET ACCEPTANCE CAPITAL CORP.

Rion B. Needs

President and Chief Executive Officer

April 10, 2009

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 14, 2009

Time:	9:00 a.m., Thursday, May 14, 2009

Place:	Asset Acceptance Capital Corp., 28405 Van Dyke Ave., Warren, Michigan 48093

Items of Business:	1. Elect three Class I Directors each to serve for a term of three years.

2. Ratify the appointment of our independent registered public accounting firm for fiscal 2009.

3. Transact any other business properly brought before the meeting.

Annual Report:	The 2008 Annual Report to Shareholders, which includes the Annual Report on Form 10-K, is enclosed.

Who Can Vote:	You can vote if you were a Shareholder of record on March 31, 2009.

Date of Mailing:	This Notice and Proxy Statement are first being mailed to Shareholders on or about April 10, 2009.

By Order of the Board of Directors

Rion B. Needs
President and Chief Executive Officer

ASSET ACCEPTANCE CAPITAL CORP.

28405 Van Dyke Avenue

Warren, Michigan 48093

(586) 939-9600

www. assetacceptance.com

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

About The Meeting

What am I voting on?

You will be voting to elect three Class I Directors, each to hold office until the 2012 Annual Meeting of Shareholders or until a successor is appointed and qualified. You are also voting on the ratification of our Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

Who is soliciting my Proxy?

Our Board of Directors is soliciting your Proxy to be used at the 2009 Annual Meeting of Shareholders. We will pay the entire cost of soliciting Proxies and will arrange with brokerage houses, nominees, custodians and other fiduciaries to send Proxy soliciting materials to beneficial owners of our Common Stock at our expense. In addition to solicitation by mail, our Officers and other associates may solicit Proxies personally, by telephone or by fax.

Who is entitled to vote?

You may vote if you owned Common Stock of the Company as of the close of business on March 31, 2009. Each share of Common Stock is entitled to one vote on any matter voted on at the Annual Meeting. As of March 31, 2009, we had 30,573,031 shares of Common Stock outstanding.

How do I vote?

You can vote in one of two ways:

¡	By completing and mailing your proxy card.
¡	Voting in person at the Annual Meeting.

May I change my mind after I vote?

You may change your vote at any time before the polls close at the meeting by:

¡	Delivering a written notice of revocation, with a later date than the proxy card, to Asset Acceptance Capital Corp.’s Secretary, Edwin L. Herbert, at the Company’s address, at or before the meeting.

¡	Signing another proxy card with a later date and returning it to the address on the proxy card before the meeting.
¡	Voting in person at the meeting.

What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain voting instructions will be voted by the persons named in the enclosed proxy card “For” the election of the nominee Directors and “For” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Registrar and Transfer Company and you may reach them by phone at (800) 368-5948.

Who may attend the meeting?

The Annual Meeting is open to all holders of our Common Stock. For directions to the meeting, please call Investor Relations at (586) 939-9600 – option 5. We look forward to having you at the meeting.

May Shareholders ask questions at the meeting?

Yes, representatives of the Company will answer Shareholder questions of general interest at the meeting.

How many votes must be present to hold the meeting?

In order for us to hold the meeting, a majority of our outstanding shares of Common Stock as of March 31, 2009 (or 15,286,516 shares) must be present in person or by Proxy. This majority is referred to as a quorum. Your shares are counted as present at the meeting if you attend the meeting or if you properly return a Proxy by mail. Abstentions and votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners (“broker non-votes”) will be counted as present at the Annual Meeting to determine whether a quorum exists.

How many votes are needed to elect Directors and to ratify the appointment of the independent registered public accounting firm?

The three Director nominees receiving the highest number of “For” votes will be elected as Directors. If a nominee is unable or declines to serve, Proxies will be voted for the balance of the nominees and for such additional persons as designated by the Board to replace such nominee. However, the Board does not anticipate that this will occur.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote will be required for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

Shares not voted, whether by marking “withhold authority” on your proxy card, by broker non-votes (which are described above) or otherwise, will not be considered in the election of Directors. Abstentions will have the same effect as a vote against ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm. Broker non-votes will not be considered shares entitled to vote with respect to the ratification of the appointment and will not be counted as votes for or against the ratification. Unless a properly executed proxy card is marked “withhold authority” or abstain as the case may be, the Proxy given will be voted “For” each of the three Director nominees and “For” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm.

Our Board recommends that you vote “For” each of the Director nominees and “For” the ratification of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Can my shares be voted on matters other than those described in this Proxy?

Yes, if any other item or proposal properly comes before the meeting, the Proxies received will be voted in accordance with the discretion of the Proxy holders. However, we have not received proper notice of, and are unaware of, any business to be transacted at the meeting other than as indicated in this Proxy Statement.

When are Shareholder proposals due for the 2010 Annual Meeting?

To be included in our Proxy Statement for the 2010 Annual Meeting of Shareholders, proposals must be received by the Company not later than December 10, 2009. Such proposals should be addressed to our Secretary at 28405 Van Dyke Avenue, Warren, Michigan 48093. Shareholder proposals to be presented at the 2010 Annual Meeting which are not to be included in the Company’s Proxy Statement must be received by the Company not later than February 13, 2010 in accordance with procedures in our Bylaws.

How do I obtain more information about Asset Acceptance Capital Corp.?

More information on Asset Acceptance Capital Corp. can be obtained by:

¡	Contacting Investor Relations at (586) 939-9600 – option 5.
¡	Going to our website at www.assetacceptance.com.
¡	Writing to:

Asset Acceptance Capital Corp.

Attn: Investor Relations

28405 Van Dyke Avenue

Warren, Michigan 48093

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to

Be Held on May 14, 2009.

This Proxy Statement and the Company’s 2008 Annual Report to Shareholders, which includes the Annual Report on Form 10-K, are available on the internet at http://proxy.assetacceptance.com.

Upon request, we will provide additional copies of this Proxy Statement and the Company’s 2008 Annual Report to Shareholders.

PLEASE VOTE. YOUR VOTE IS VERY IMPORTANT.

Election of Directors

Nominees for Election as Directors for Term Ending Upon the 2012 Annual Meeting of Shareholders (Class I Directors):

Jennifer L. Adams	Director since 2004
Age 49

In 1991 Ms. Adams joined World Color Press, Inc. as Vice President and General Counsel and remained with World Color Press, Inc. in a number of capacities until 1999, when she left World Color Press as Vice Chairman, Chief Legal and Administrative Officer and Secretary. Prior to joining World Color Press, Inc., Ms. Adams was an associate with the law firm of Latham & Watkins.

Donald Haider	Director since 2004
Age 67

Since 1973, Dr. Haider has been a Professor of Management at Northwestern University’s Kellogg School of Management first as an Assistant, then Associate and Professor of Management since 1990. Dr. Haider began his academic career in 1971 as an Assistant Professor at Columbia University. Dr. Haider serves on the Board of Directors of Fender Musical Instruments, Scottsdale, Arizona, and served on the Board of Directors of LaSalle National Bank, N.A., Chicago, Illinois, until its acquisition by Bank of America in October 2007.

H. Eugene Lockhart	Director since 2004
Age 59

Since May 2005, Mr. Lockhart has been a Partner in Diamond Castle Holdings, LLC, an independent private equity investment fund based in New York, New York. Since January 2002 Mr. Lockhart has been a Venture Partner for Oak Investment Partners, a venture capital investment firm. From February 2000 until January 2002, Mr. Lockhart served as the President and Chief Executive Officer of NewPower Holdings Inc., a provider of energy and related services. Prior to joining NewPower Holdings Inc. in February 2000, Mr. Lockhart served at AT&T Corporation as President of Consumer Services from July 1999 until February 2000 and as President and Chief Marketing Officer from February 1999 until June 1999. From April 1997 until October 1998, Mr. Lockhart served as President, Global Retail, of Bank of America Corporation, a financial services firm, and from January 1994 until April 1997, he served as President and Chief Executive Officer of MasterCard International, Inc., a credit card company. Mr. Lockhart is a member of the American Institute of Certified Public Accountants. Mr. Lockhart also serves as a Director of RadioShack Corporation (NYSE: RSH), IMS Health, Inc. (NYSE: RX) and Huron Consulting Group, Inc. (NASDAQ: HURN).

Continuing Directors for Term Ending Upon the 2010 Annual Meeting of Shareholders (Class III Directors):

Nathaniel F. Bradley IV	Director since 2003
Age 52

Mr. Bradley is the Chairman of the Board of Directors of Asset Acceptance Capital Corp. He joined our predecessor, Lee Acceptance Company, in 1979 and co-founded Asset Acceptance Corp. in 1994. Mr. Bradley served as Vice President of our predecessor from 1982 until 1994 and was promoted to President of Asset Acceptance Corp. in 1994. He was named our Chief Executive Officer in June 2003. He became Chairman of the Board in March 2006. Mr. Bradley served as our President and Chief Executive Officer until his retirement effective January 1, 2009.

Anthony R. Ignaczak	Director since 2003
Age 44

Mr. Ignaczak joined Quad-C Management, Inc. in 1992 and has, since May 1993, been a Partner with Quad-C Management, Inc. in Charlottesville, Virginia. Prior to 1992, Mr. Ignaczak was an Associate with the Merchant Banking Group at Merrill Lynch and a member of the Mergers and Acquisitions department of Drexel, Burnham, Lambert Inc. He was named our Independent Presiding Director in February 2006.

William I Jacobs	Director since 2004
Age 67

Mr. Jacobs formed WIJ & Associates, a business consulting firm, in 2002 as President. From May 2000 until 2002, Mr. Jacobs served as the Chief Financial Officer and Director of NewPower Holdings Inc., a provider of energy and related services. Prior to May 2000, Mr. Jacobs served as Senior Executive Vice President of MasterCard International. Mr. Jacobs is a Director of Global Payments, Inc. (NYSE: GPN).

Continuing Directors for Term Ending Upon the 2011 Annual Meeting of Shareholders (Class II Directors):

Terrence D. Daniels	Director since 2003
Age 66

Mr. Daniels has been a Partner with Quad-C Management, Inc., a private equity firm based in Charlottesville, Virginia, since its formation in November 1989. Prior to November 1989, Mr. Daniels served as Vice Chairman and Director of W.R. Grace & Co., as Chairman, President and Chief Executive Officer of Western Publishing Company, Inc. and as Senior Vice President for Corporate Development of Mattel, Inc.

Rion B. Needs	Director since 2009
Age 46

Mr. Needs is the President and Chief Executive Officer of Asset Acceptance Capital Corp. Prior to joining Asset Acceptance Capital Corp. in July 2007 as Senior Vice President and Chief Operating Officer, Mr. Needs held executive positions at American Express, most recently as Senior Vice President and General Manager of Purchasing Services. Mr. Needs’ prior positions at American Express also included Senior Vice President of Global Finance Operations and Business Transformation, and Senior Vice President and General Manager of Corporate Travel. Mr. Needs served as Senior Vice President and Chief Operating Officer of Asset Acceptance Capital Corp. until December 31, 2008. On January 1, 2009, he became President and Chief Executive Officer and a Director of the Company.

William F. Pickard	Director since 2004
Age 68

Since 1997, Dr. Pickard has served as the Chief Executive Officer of Global Auto Alliance, an automobile parts supplier. Dr. Pickard also serves as the Chief Executive Officer of VITEC, LLC, Global Automotive Alliance LLC, and Grupo Antolin-Wayne, affiliates of Global Auto Alliance. Dr. Pickard serves as a part time instructor for the University of Michigan School of Business. Dr. Pickard serves as a Director of Flagstar Bancorp (NYSE: FBC) and its wholly owned subsidiary, Flagstar Bank. In addition, Dr. Pickard serves as owner and Chief Executive Officer of 6 McDonald restaurants and a related management company, Minority Plas, Inc.

Information Regarding the Board of Directors

Makeup of the Board:	Currently, the Board is comprised of nine Directors. If a nominee is unable to serve, the person designated as Proxy holder for the Company will vote for the remaining nominees and for such other person as the Board may nominate.

The Board has determined that each of Ms. Adams, Mr. Daniels, Dr. Haider, Mr. Ignaczak, Mr. Jacobs, Mr. Lockhart and Dr. Pickard are independent as defined under Rule 4200 of the listing standards of The NASDAQ Stock Market, Inc. (“NASDAQ”).

Length of Board Term:	Directors who are elected at this Annual Meeting will hold office until the 2012 Annual Meeting of Shareholders (or until a successor has been duly appointed and qualified). All nominees are currently Directors and have agreed to serve if elected. The continuing Directors serve for terms expiring at the 2010 and 2011 Annual Meetings of Shareholders, as the case may be (or until a successor has been duly appointed and qualified), as described earlier under the caption “Election of Directors”.

Number of Meetings in 2008:	The Board met 6 times in 2008. All of the Directors attended at least 75% of the Board and his or her respective Committee meetings which were held during his or her time of service on the Board and such Committees.

Board Committees:	The Board has three standing Committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Under their respective charters, each of these Committees is authorized and assured of appropriate funding to retain and consult with external advisors, consultants and counsel.

Audit Committee:	The Audit Committee met 11 times during 2008.

Members:

¡ H. Eugene Lockhart (chairperson)
¡ Jennifer L. Adams
¡ Donald Haider
¡ William I Jacobs
¡ William F. Pickard

Responsibilities:

¡ Primary function is to assist the Board in fulfilling its financial oversight responsibilities.
¡ Reviews the financial information provided to Shareholders and the Securities and Exchange Commission (“SEC”).
¡ Oversees the corporate accounting and financial reporting practices.

¡ Appoints our independent registered public accounting firm.
¡ Approves the scope of the audit and related audit fees.
¡ Monitors systems of internal financial controls and financial reporting processes, including compliance with Section 404 of the Sarbanes-Oxley Act.

The Audit Committee is not responsible for the planning or conduct of audits, or the determination that the Company’s financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles.

The Board has determined that (1) Mr. Jacobs and Mr. Lockhart are “audit committee financial experts,” as defined in Item 407 of SEC Regulation S-K; (2) each member of the Audit Committee is independent under Rule 4200 of the listing standards of NASDAQ; and (3) each member of the Audit Committee is financially literate and qualified to serve on the Committee under Rule 4350 of the listing standards of NASDAQ.

The Board has adopted a written charter for the Audit Committee, which is available on our website at www.assetacceptance.com.

Compensation Committee:	The Compensation Committee met 10 times during 2008.

Members:

¡ Donald Haider (chairperson)
¡ Jennifer L. Adams
¡ Anthony R. Ignaczak
¡ William I Jacobs
¡ William F. Pickard

The Board has determined that each member of the Compensation
Committee is independent under Rule 4200 of the listing standards of
NASDAQ.

Responsibilities:

¡    Primary function is to consider and establish executive officer compensation, and the compensation programs, plans, benefits and awards for executive officers under the Company’s 2004 Stock Incentive Plan.

¡ Considers and establishes Director compensation.
¡ Reviews and discusses with management the Company’s Compensation Discussion and Analysis included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.
¡ Prepares annual Compensation Committee Report.
¡ Evaluates the performance of the Company’s executive officers.
¡ Oversees the Company’s succession planning for its executive officers.

The Board has adopted a written charter for the Compensation Committee which is available on our website at www.assetacceptance.com.

The Compensation Committee Charter does not provide for any delegation of the Committee’s authority regarding executive officer and director compensation. Our Chief Executive Officer makes recommendations to the Compensation Committee on most compensation matters involving executive officers other than himself, including base salary, annual cash incentive compensation and equity awards. In 2008 our Chief Operating Officer made recommendations on compensation matters involving executive officers reporting to him. Our Chief Financial Officer makes recommendations to the Committee on the financial impact of equity awards. Our Vice President-Human Resources provides compensation-related information to the Compensation Committee. Our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Vice President-Human Resources did not make recommendations on, or participate in decisions with, the Committee about their own compensation.

From time to time the Compensation Committee has engaged Frederic W. Cook & Co., Inc., a compensation consultant, to provide data and recommendations on executive officer or Director compensation for the Committee’s consideration, including an analysis of survey and competitive information, and recommendations about the structure of equity awards. Frederic W. Cook & Co. has not provided consulting services to our management.

Nominating and Corporate Governance Committee:	The Nominating and Corporate Governance Committee met 4 times during 2008.
Members:

¡ Jennifer L. Adams (chairperson)
¡ Donald Haider
¡ Anthony R. Ignaczak
¡ William I Jacobs

The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under Rule 4200 of the listing standards of NASDAQ.

Responsibilities:

¡ Develops and recommends to the Board criteria for Board and Board Committee membership and oversees searches to identify potential candidates.
¡ Assists the Board in identifying, screening and recommending qualified candidates to serve as Directors and reviews Director candidates submitted by Shareholders.
¡ Recommends to the Board the nominees to fill new positions or vacancies as they occur among the Directors.

¡ Reviews independence requirements under applicable law or rules of NASDAQ.
¡ Develops and recommends to the Board a Code of Business Conduct and a set of Corporate Governance Policies applicable to the Company.
¡ Reviews corporate governance documents periodically and recommends appropriate changes.
¡ Oversees the annual evaluations of the Board and its Committees.

¡    Considers and acts upon conflicts of interest, including related party transactions required to be disclosed in this Proxy Statement and other filings under applicable SEC guidelines, in accordance with the procedures set forth in our Code of Business Conduct and our charter for the Nominating and Corporate Governance Committee.

The Board has adopted a written charter for the Nominating and Corporate Governance Committee which is available on our website at www.assetacceptance.com.

Corporate Governance

General:	The Board believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our Shareholders. The Board at least annually reviews its corporate governance practices and policies as set forth in its Code of Business Conduct and its Corporate Governance Policies.

Independent Presiding Director:	Mr. Bradley served as Chairman of the Board, President and Chief Executive Officer until January 1, 2009 when he retired as President and Chief Executive Officer, continuing as our non-executive Chairman. Under NASDAQ listing standards, Mr. Bradley will not be deemed an independent director until January 1, 2012. As a result of Mr. Bradley’s prior role as both Chairman of the Board and Chief Executive Officer, we established the role of Independent Presiding Director. Mr. Ignaczak has served as our Independent Presiding Director since March 1, 2006.

The Independent Presiding Director (i) presides at executive sessions of the independent Directors of the Company; (ii) serves as a liaison between independent Directors and the Chairman of the Board, the Chief Executive Officer and other members of senior management; (iii) consults with the Chairman of the Board, the Chief Executive Officer and the Corporate Secretary on the agenda for Board of Directors meetings; (iv) presides at Board of Directors meetings in the absence of the Chairman of the Board and on any matters on which the Chairman of the Board has a conflict of interest; and (v) handles other matters as may be requested by either the independent Directors of the Board of Directors or by the Chairman of the Board. We believe that having an Independent Presiding Director assists in Board oversight of management and also facilitates open communication between management and the Board of Directors.

Nomination of Directors:	The Nominating and Corporate Governance Committee, in accordance with its charter and the Board’s governance principles, seeks to select a Board that is, as a whole, strong in its collective knowledge and has diverse skills and experience concerning accounting and finance, management and leadership, vision and strategy, business operations, business judgment, risk assessment, industry knowledge, and corporate governance. When reviewing a potential candidate, the Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time given the then current mix of Director attributes. In considering whether to recommend any candidate for inclusion as a Director nominee, the Committee will apply the criteria set forth in the Corporate Governance Policies adopted by the Board and in applicable Committee charters. These criteria include the candidate’s character and integrity, business acumen, experience inside and outside of the business community, personal commitment, diligence, lack of conflicts of interest and the ability to act in the balanced, best interests of the Shareholders as a whole rather than special interest groups or constituencies.

The Committee will consider nominations submitted by Shareholders. Shareholders who wish to recommend a nominee may do so by writing to:

Edwin L. Herbert
Secretary
Asset Acceptance Capital Corp.
28405 Van Dyke Avenue
Warren, Michigan 48093

To be considered by the Committee for nomination and inclusion in our Proxy Statement for our 2010 Annual Meeting of Shareholders, a Shareholder recommendation for a Director must be received by our Secretary no later than February 13, 2010. Any recommendation must include (i) the name and address of the candidate, (ii) a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements summarized above, and (iii) the candidate’s signed consent to be named in the Proxy Statement and to serve as a Director if elected. The Committee may also seek additional biographical and background information from any candidate. The Shareholder making the recommendation must also provide (i) his or her name and address, (ii) the number of shares of our Common Stock beneficially owned by such Shareholder, and (iii) a description of any arrangement or understanding between the Shareholder and any other person with respect to the recommendation or any material interest of the Shareholder in the recommendation.

The process followed by the Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, including a search firm or outside consultant, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board. Assuming the appropriate biographical and background material is provided for candidates submitted by Shareholders, the Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. All Director nominees recommended for election by the Shareholders at the 2009 Annual Meeting are current members of the Board.

The Committee did not receive any nominations from Shareholders for the 2009 Annual Meeting.

Shareholder Communications with Directors:	The Board has established a process for Shareholders to communicate with members of the Board. The chairperson of the Nominating and Corporate Governance Committee is responsible for monitoring communications from Shareholders and providing copies or summaries of such communications to the other Directors, as he or she considers appropriate. The chairperson of the Nominating and Corporate Governance Committee will forward all communications to all Directors if they relate to appropriate matters and may include suggestions or comments from the chairperson of the Nominating and Corporate Governance Committee. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications. Shareholders who wish to send communications to the Board may do so by writing to:

Ms. Jennifer L. Adams
Chairperson of the Nominating and Corporate Governance
Committee
Asset Acceptance Capital Corp.
28405 Van Dyke Avenue
Warren, MI 48093

Annual Meeting Attendance Policy:	The Board’s policy is that all Directors should attend the Annual Meeting of Shareholders if reasonably possible. All members of the Board of Directors attended the 2008 Annual Meeting of Shareholders.

Board and Director Evaluation:	The Board conducts annual performance evaluations of the Board as a whole and the individual Committees.

Compensation of Directors

General:	We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. In establishing Director compensation, we consider the significant amount of time that our Directors expend in fulfilling their duties to the Company and the skills required of our Directors. We also believe that we should pay additional compensation to Directors who assume higher levels of responsibility, including Committee members and Committee chairs.

Cash Compensation:	Our non-associate Directors were compensated for all services provided in 2008 as a Director in the following manner:

¡    Each non-associate Director received an annual retainer of $25,000, paid in equal quarterly increments of $6,250 in advance. Our Directors had the right to elect part or all of their retainer to be paid in nonqualified stock options or deferred stock units (which are settled in shares of our common stock) as more fully described below.

¡ Non-associate Directors were paid $1,000 for participation in any regularly scheduled Board meeting whether held in person or by conference call.

¡    The Chairman of the Audit Committee received a fee of $3,000 for participation in an Audit Committee meeting, regardless of whether the meeting was scheduled for in person or telephonic participation and other members of the Audit Committee received a fee of $2,000 for participation in a meeting, regardless of whether the meeting was scheduled for in person or telephonic participation.

¡    The Chairman of the Compensation Committee received a fee of $1,000 for participation in a Compensation Committee meeting, regardless of whether the meeting was scheduled for in person or telephonic participation until May 2008. We increased the fee paid to the Chairman of the Compensation Committee to $2,000 per meeting in May 2008 in recognition of the time required of the Compensation Committee Chair. Other members received a fee of $1,000 for participation in a Compensation Committee meeting, regardless of whether the meeting was scheduled for in person or telephonic participation.

¡    Members of the Nominating and Corporate Governance Committee, including the Committee Chair, received a fee of $1,000 for participation in a meeting, regardless of whether the meeting was scheduled for in person or telephonic participation.

¡ All fees are reduced by 50% for telephonic participation in a Board or Committee meeting scheduled for in person participation.

Equity-Based Compensation:	All nonqualified stock options awarded to Directors vest fully upon grant, and all restricted stock units awarded to Directors vest when the Director discontinues service with the Board, because we want the manner in which we pay our non-associate Directors to be fully consistent with their ability to exercise independent judgment on our behalf. Each non-associate Director received awards of an option to purchase 5,000 shares of our common stock and 1,667 restricted stock units in May 2008, for the year of service ending with our May 2008 Annual Meeting of Shareholders, to further align Directors’ interests with those of the Shareholders.

As stated above, each non-associate Director was entitled to make an election to receive all or part of his or her 2008 retainer in the form of deferred stock units or nonqualified stock options, in increments of twenty-five percent, fifty percent, seventy-five percent or one hundred percent of the amount of the Director’s retainer. The election had to be made in advance of the calendar year for which payment is earned, and could not be revoked in order to comply with Section 409A of the Internal Revenue Code which imposes restrictions on the deferral of compensation. Awards of deferred stock units or nonqualified stock options elected in place of the cash retainer were made on a quarterly basis, on the date the cash retainer amount would have been paid.

If a non-associate Director elects deferred stock units, the cash retainer is converted to a deferred stock unit on a dollar for dollar basis. For example, if a Director elected to have his or her full quarterly retainer payment of $6,250 paid in deferred stock units, and the closing price of our stock on the date scheduled for the quarterly retainer payment is $10.00, then the Director would receive deferred stock units representing 625 notional shares of our stock (that is $6,250 divided by $10.00 equals 625). The shares underlying the deferred stock units are issuable upon the occurrence of specified events elected by the Director in advance of the calendar year for which payment is earned.

If a non-associate Director elects stock options, the cash retainer is converted to a stock option by (1) multiplying the cash retainer times three, (2) multiplying that product by the percentage of the cash retainer that the Director had elected to have paid in nonqualified stock options, and (3) dividing that product by the closing price of the stock on the grant date. For example, if a Director elected to have his or her full quarterly retainer payment of $6,250 provided in nonqualified stock options, and the closing price of our stock on the date scheduled for the quarterly retainer payment is $10.00, then the Director would receive an option for 1,875 shares of stock (that is, 3 multiplied by $6,250 equals $18,750, multiplied by 100% equals $18,750, divided by $10.00 equals 1,875).

Awards of deferred stock units or nonqualified stock options elected in place of the cash retainer are made in whole units or options.

Stock Ownership Guidelines:	To encourage Directors to have a personal investment in the Company, the Board in 2008 adopted a policy of encouraging, but not requiring, Directors to elect to be paid their annual retainer in deferred stock units until they have acquired Company stock and deferred stock units having a total value of at least $50,000, twice the annual retainer.

Expenses:	Directors were reimbursed for their reasonable expenses in attending Board and Committee meetings.

This table shows all fees and other compensation paid to our non-associate Directors for all services during 2008. Mr. Bradley received no compensation for his services as a Director.

Name	Fees Earned or Paid In Cash ($)(1)	Option Awards ($)(2)	Stock Awards ($)(3)	Total ($)
Jennifer L. Adams	66,500	29,292	22,021	117,813
Terrence D. Daniels	30,000	29,292	22,021	81,313
Donald Haider	72,000	29,292	22,021	123,313
Anthony R. Ignaczak (4)	41,000	29,292	22,021	92,313
William I Jacobs	67,000	29,292	22,021	118,313
H. Eugene Lockhart	61,000	29,292	22,021	112,313
William F. Pickard	64,000	29,292	22,021	115,313

(1)	Includes all fees, including amounts deferred by the election of deferred stock units in place of cash retainer payments. Amounts elected to be deferred, and the form of compensation elected by the Directors in connection with the deferral, are as follows: Ms. Adams elected to defer 100% of her retainer, or $25,000, into deferred stock units; Mr. Daniels elected to defer 100% of his retainer, or $25,000, into deferred stock units; Dr. Haider elected to defer 50% of his retainer, or $12,500, into deferred stock units; Mr. Ignaczak elected to defer 100% of his retainer, or $25,000, into deferred stock units; Mr. Lockhart elected to defer 100% of his retainer, or $25,000, into deferred stock units; and Dr. Pickard elected to defer 50% of his retainer, or $12,500, into deferred stock units. Please see the table on page 17 for more information on the deferred stock units elected in place of the cash retainer payment.

(2)	The amounts reported in the Option Awards column represent the expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, for the May 2008 option award to each non-associate Director, in accordance with FAS 123(R). These amounts are also the grant date fair value of the option awards, each of which is fully vested on the grant date. Please refer to Note 8 to our consolidated financial statements set forth in our 2008 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of the option awards.

(3)	The amounts reported in the Stock Awards column represent the expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, for the May 2008 award of restricted stock units to each non-associate Director, in accordance with FAS 123(R). These amounts are also the grant date fair value of the restricted stock units, each of which fully vests when a Director discontinues service on the Board. Please refer to Note 8 to our consolidated financial statements set forth in our 2008 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of the restricted stock units.

(4)	Mr. Ignaczak does not receive additional compensation for acting as our Independent Presiding Director.

The following table shows the grant date fair value of all deferred stock units awarded to our non-associate Directors in 2008, based on their elections to defer all or a portion of their cash retainers.

Name	Grant Date	Number of Deferred Stock Units	Grant Date Fair Value $ (1)
Jennifer L. Adams	February 29, 2008	641	6,250
	May 21, 2008	473	6,248
	August 21, 2008	579	6,253
	November 21, 2008	1,250	6,250

Terrence D. Daniels	February 29, 2008	641	6,250
	May 21, 2008	473	6,248
	August 21, 2008	579	6,253
	November 21, 2008	1,250	6,250

Donald Haider	February 29, 2008	321	3,130
	May 21, 2008	237	3,131
	August 21, 2008	289	3,121
	November 21, 2008	625	3,125

Anthony R. Ignaczak	February 29, 2008	641	6,250
	May 21, 2008	473	6,248
	August 21, 2008	579	6,253
	November 21, 2008	1,250	6,250

H. Eugene Lockhart	February 29, 2008	641	6,250
	May 21, 2008	473	6,248
	August 21, 2008	579	6,253
	November 21, 2008	1,250	6,250

William F. Pickard	February 29, 2008	321	3,130
	May 21, 2008	237	3,131
	August 21, 2008	289	3,121
	November 21, 2008	625	3,125

(1)	This column shows the full grant date fair value of the deferred stock units under FAS 123(R) that were awarded to the non-associate Directors in 2008. Please refer to Note 8 to our consolidated financial statements set forth in our 2008 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of these deferred stock units.

As of December 31, 2008, the last day of our fiscal year, our non-associate Directors held the following deferred stock units, restricted stock units and nonqualified stock options:

Name	Deferred Stock Units (#)	Restricted Stock Units (#)	Stock Options (#)
Jennifer L. Adams	4,935	1,667	63,125

Terrence D. Daniels	4,935	1,667	67,692

Donald Haider	2,469	1,667	65,042

Anthony R. Ignaczak	4,935	1,667	67,692

William I Jacobs	-	1,667	50,351

H. Eugene Lockhart	4,935	1,667	67,692

William F. Pickard	1,472	1,667	51,659

Compensation Discussion and Analysis

Summary:	This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation philosophy, objectives and policies for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (the “Named Executive Officers”). This CD&A places in perspective the compensation information contained in the tables and other data that follow this discussion under the caption “Executive Compensation”.

Our Compensation Program:	The Role of the Compensation Committee. Our Compensation Committee makes all decisions on how we compensate our executive officers, including our Named Executive Officers.

Our Compensation Committee evaluates our Chief Executive Officer’s performance based on the Company’s performance as a whole, and his achievement of individual goals intended to advance our strategic initiatives. Our Chief Executive Officer provides the Committee his assessment of our other executive officers’ performance during the prior fiscal year and makes recommendations to the Committee regarding their base salaries, individual goals, annual cash incentive compensation and the size of equity awards. In 2008 our Chief Operating Officer provided assessments of performance, and made recommendations on compensation matters involving executive officers reporting to him. Our Chief Financial Officer provides information on the financial impact of compensation. Our Vice President-Human Resources provides compensation information. Our executive officers have no other role in recommending or determining executive compensation. The Committee independently evaluates all recommendations and makes all final compensation decisions in executive session.

The Compensation Committee has, over the last three years, among other things, taken the following actions:

¡ Initiated ongoing, annual succession planning for all executive officer positions;

¡ Incorporated the use of tally sheets into its evaluation and determination of executive compensation;

¡ Implemented changes to various compensation plans and agreements to comply with the requirements of Section 409A of the Internal Revenue Code;

¡    Incorporated a clawback provision applicable to executive officers into the Company’s 2009 Annual Incentive Compensation Plan for Management to permit recapture of bonuses based on material financial statement inaccuracies that impact the calculation of bonuses under the plan; and

¡ Established executive officer stock ownership guidelines.

Our Business. Our core business consists of purchasing and collecting defaulted or charged-off consumer accounts receivable portfolios. Charged-off receivables are the unpaid obligations of individuals to credit originators, such as credit card issuers, consumer finance companies, healthcare providers, retail merchants, telecommunications and utility providers. Since these receivables are delinquent or past due, we are able to purchase them at a substantial discount. We purchase and collect charged-off consumer receivable portfolios for our own account. We are among the largest businesses in our industry.

The Importance of our Code of Business Conduct. We pay our executive officers in a manner that we believe will motivate them to execute our business strategy and create Shareholder value by achieving the financial performance we want for the Company, consistent with the ethical behavior prescribed in our Code of Business Conduct. This last goal is achieved under the terms of our Annual Incentive Compensation Plan for Management (the program under which most management associates are awarded annual cash incentive compensation, including all of the Named Executive Officers) which provides that, in addition to non-financial consequences, any violation of the Code of Business Conduct will result in complete forfeiture of any bonus which would otherwise be earned under this Plan.

Our Compensation Philosophy. We intend our executive compensation programs to encourage and reward efforts that create Shareholder value by aligning our executive officers’ individual performance with our short-term and long-term corporate goals. To that end, the compensation provided to our executive officers includes: base salary, short-term annual cash incentive compensation and long-term equity incentive compensation. In addition, we provide retirement and other benefits, including our broad-based 401(k) and health and welfare plans.

In setting each executive officer’s total compensation, we consider individual performance, the importance of the person’s role to the Company, internal pay equity and our overall financial performance. We strive to have a compensation structure which facilitates both the retention of existing executive officers and the recruitment of new executive officers.

The Committee is mindful of structuring executive compensation in a manner that motivates sustained Company performance over time and does not induce inappropriate or excessive risk taking to produce short-term results. The equity awards we provide our executive officers, a substantial part of their compensation, vest over a several year period, which rewards sustained Company performance over an extended period of time. The Compensation Committee has established stock ownership guidelines for executive officers which we believe discourage excessive risk taking. We have a clawback provision in our 2009 annual cash incentive plan that permits the Company to recapture bonuses to executive officers based on material financial statement inaccuracies that impact the calculation of bonuses under the plan.

Our annual cash incentive compensation goal, based in part on our Earnings Before Interest, Taxes, Depreciation and Amortization, including purchased receivable amortization (“Adjusted EBITDA”) metric, rewards cash collections in excess of cash operating expenses. Our “investment committee” approach to purchasing charged-off consumer debt, which requires increasing levels of oversight for larger purchases, including the involvement of a member of our Board of Directors for the largest purchases, mitigates against the risk of inappropriate debt purchases to increase short-term cash collections. We also reward our executive officers for achieving a cost-to-collect goal, which mitigates against incurring excessive operating expenses to increase short-term cash collections.

Use of Tally Sheets. Our Human Resources Department, Finance Department and General Counsel support the Committee’s work with data and legal analysis, including preparation of tally sheets to show total compensation for each executive officer and the weighting of the various components of compensation. The tally sheets include annual compensation, both actual and target, the value of long-term incentive awards, benefits, perquisites and potential payouts under certain provisions of employment agreements, so that the Committee understands total compensation for each executive officer and the relative weighting of the components of total compensation.

Use of a Consultant; Benchmarking. The Compensation Committee periodically engages Frederic W. Cook & Co., Inc. (“Cook”), global compensation consultants, to provide market data and recommendations to the Committee.

In consulting with the Committee, Cook has used publicly available data for the following publicly-held companies, taking into account the business, revenues, net income, numbers of employees and market capitalizations of the companies in establishing the peer group. Three of these firms are our direct competitors and seven are not. All are in the financial services industry.

¡ Advance America, Cash Advance Centers, Inc.
¡ Asta Funding, Inc. *
¡ Consumer Portfolio Services, Inc.
¡ Credit Acceptance Corporation
¡ Encore Capital Group, Inc. *
¡ Ocwen Financial Corp.
¡ Portfolio Recovery Associates, Inc. *
¡ QC Holdings, Inc.
¡ United PanAm Financial Corp.
¡ World Acceptance Corp.
* Direct competitors.

During 2007, Cook provided the Committee an executive compensation review in January, and a report of survey information and guidelines for an annual equity compensation program in July. During 2008, Cook provided market data and recommendations on chief executive officer compensation in October, which the Committee considered in setting compensation for Rion Needs, our new Chief Executive Officer, effective January 1, 2009. The Committee consulted with Cook in November and December 2008 regarding the terms of the amended and restated employment agreement with Mr. Needs effective January 1, 2009. Cook also provided data and recommendations in October 2008, which the Committee considered in making equity awards to executive officers in February 2009.

The Committee from time to time uses the publicly available market data for the above companies on base salaries, annual cash incentive compensation and long-term equity incentives as one of several factors in determining executive compensation. Other factors include individual performance, the importance of the particular executive officer to the Company’s business, and the desire of the Committee to attract and retain experienced executive officers to enable us to execute our business model of (1) purchasing charged-off consumer debt at the best possible prices and on the best possible terms, and (2) collecting it in the most efficient and cost effective manner.

Our Objectives. The principal objectives of our compensation program are to:

¡ Permit us to recruit talented and well-qualified executive officers to serve in leadership positions;

¡ Retain experienced executive officers to lead our organization over the long-term, and succeed into positions of increasing responsibility;

¡ Build corporate and Shareholder value by:

- Focusing our executive officers on achieving objectives critical to implementing our business strategy;
- Ensuring that our executive officers take a long-term perspective while also concentrating on achievement of annual goals;

-    Holding executive officers directly accountable for results by placing a major portion of compensation in at-risk incentives based on achievement of performance objectives and creation of Shareholder value; and

- Ensuring that our executive officers do not engage in inappropriate or excessive risk taking.

¡ Motivate our executive officers to succeed by providing compensation that is based on performance;

¡ Offer compensation opportunities that are fair in relation to the compensation of other associates and reasonable from the perspective of Shareholders;

¡ Safeguard our business, including protecting it from competition and other adverse activities by the executive officer during and after employment;

¡ Compensate executive officers in an efficient and cost-effective manner, taking into consideration accounting and tax consequences; and

¡ Fully comply with applicable rules and regulations.

In 2009 we adopted stock ownership guidelines for our executive officers to align their interests with those of our Shareholders and to demonstrate their commitment to the Company.

Components of Compensation:	We structure compensation to motivate our executive officers to achieve both our short-term financial performance goals and our longer-term strategic goals. We do this through a combination of the following four components:

¡ Base salary;

¡ Annual incentive compensation;

¡ Long term incentive compensation; and

¡ Retirement and other benefits.

Set forth below is a summary of the principal objectives and features of each of these components:

Base Salary

Principal Objectives	Principal Features
• Ensures a basic level of compensation	• Reviewed annually
• Rewards the experience and skill of the individual	• Not dependent on achievement of Company goals
• Recognizes the importance of the role to the Company	• Varies by scope of responsibilities, skills and comparable market compensation
• Provides motivation for career development within the Company

Annual Incentive Compensation

Principal Objectives	Principal Features
• Rewards annual Company performance that meets the goal	• Company and personal goals approved annually
• Rewards and differentiates based on achievement of personal goals aligned with Company strategic initiatives	• Threshold, target and maximum levels are set • Paid by March 15 based on audited prior year results
• Provides greater incentives to those most accountable for Company performance	• Clawback provision that permits the Company to recapture bonuses to executive officers based on material financial statement inaccuracies that impact the calculation of bonuses under the plan
• No payment to anyone who violates the Company’s Code of Business Conduct

Long-Term Incentives

Principal Objectives	Principal Features
• Rewards Company performance over time that increases share price	• Non-qualified stock option awards, vesting over time

•   Aligns executive officer interests with shareholder interests

•   Rewards employment longevity

•   Provides significant equity ownership opportunity to those executive officers most responsible for Company performance

•   Attracts and retains executive officers

•   Promotes long-term accountability

•   Performance-based restricted stock units tied to targeted net income increases, vesting over time

•   Time-vested restricted stock units for retention

•   Amounts awarded reflect considerations of individual performance, internal pay equity, promotions and retention of the individual

Retirement and Other Benefits

Principal Objectives	Principal Features
• Provide tax-qualified retirement savings plan • Provide health and welfare plan benefits • Provide modest perquisites if deemed appropriate to specific circumstances	• Permit participation in Company 401(k) and health and welfare plans • Modest perquisites provided that are specific to the executive officer’s circumstances

2008 Executive Compensation:	We do not use a specific formula to allocate total compensation among the elements of compensation.

In 2008 we paid base salary and annual cash incentive compensation. Annual cash incentive compensation was relatively low in relation to base salaries. Company performance met only the minimum goal under our annual cash incentive compensation plan. The Company made no equity awards to the Named Executive Officers in 2008 but did make equity awards in February 2009. The Company expects to continue the practice of making annual equity awards to executive officers in February of each year. The allocation to long-term incentive compensation in the table below reflects 2008 compensation expense for awards made in earlier years.

We allocated total compensation as follows in 2008:

Allocation of Elements of Compensation in 2008

Name	Base Salary (%)	Annual Incentive Compensation (%)	Long-Term Incentive Compensation (Equity Awards) (%) (2)	Other (%) (3)
Nathaniel F. Bradley, IV,	61.3	28.4	4.2	6.1
Chief Executive Officer (1)

Rion B. Needs,	39.9	18.9	40.0	1.2
Chief Operating Officer (1)

Mark A. Redman,	60.6	31.1	4.9	3.4
Chief Financial Officer

Deborah L. Everly,	39.6	22.5	37.2	0.7
Chief Acquisitions Officer

J. Christopher Lee,	60.4	13.3	5.6	20.7
Vice President – Strategy and Analysis (4)

(1)	Effective January 1, 2009, Mr. Bradley retired as President and Chief Executive Officer, continuing as our non-executive Chairman, and Mr. Needs became President and Chief Executive Officer.

(2)	Equity awards are valued as indicated in the Summary Compensation Table that is set forth below under the caption “Executive Compensation – Summary Compensation Table”, that is, the compensation cost incurred by the Company in 2008 in accordance with FAS 123(R). The amounts shown include (a) an award of time vesting restricted stock units to Ms. Everly in November 2007 having a grant date fair value of $500,000, made in connection with her promotion to Senior Vice President, and (b) two awards of time vesting restricted stock units to Mr. Needs in 2007 having a total grant date fair value of $1,168,188, made as an employment inducement to Mr. Needs to replace unvested awards of comparable value he forfeited by leaving his prior employer to join us.

(3)	For purposes of comparison, “Other” in the case of Mr. Lee includes $36,250 in commuting and living expenses and a gross-up of $19,055 to cover payment of Mr. Lee’s taxes on those amounts.

(4)	Mr. Lee’s employment with the Company was terminated on March 25, 2009, effective April 10, 2009.

Base Salary:	The first component of our compensation is base salary. In 2008, we made a modest increase of $15,000 to Mr. Bradley’s base salary and made no increases to Messrs. Needs’ and Redman’s and Ms. Everly’s base salaries, in light of the significant increases to their base salaries in 2007. We increased Mr. Lee’s base salary from $185,000 to $193,325, effective January 1, 2008, a merit increase consistent with those we gave our executive officers at the Vice President level with similar levels of performance.

Effective January 1, 2009, we increased Mr. Needs’ base salary to $500,000 when he became Chief Executive Officer, and increased Ms. Everly’s, and Messrs. Redman’s and Lee’s base salaries to $304,500, $304,500 and $196,000 respectively. Other than the increase in Mr. Needs’ base salary from $350,000 to $500,000 to reflect his promotion to Chief Executive Officer, these were modest increases of 1.5% for Ms. Everly and Mr. Redman, and 1.4% for Mr. Lee over their 2008 base salaries.

Annual Cash Incentive Compensation:

Our 2008 Annual Incentive Compensation Plan for Management, the second component of our compensation, was comprised of two parts: (1) the opportunity for our executive officers to earn annual cash incentive compensation based on the achievement of Company goals measured by a formula based upon Adjusted EBITDA relative to our 2007 Adjusted

EBITDA, and (2) the opportunity for our executive officers to earn annual cash incentive compensation based on the achievement of personal goals which we seek to align directly with the achievement of our strategic objectives. Our Compensation Committee approves both Company and personal goals for executive officers.

No incentive compensation was available under our 2008 Annual Incentive Compensation Plan for Management for an executive officer who violates our Code of Business Conduct.

Company Goals. We believe that Adjusted EBITDA is an important indicator of our annual performance. Adjusted EDITDA essentially measures our cash collections, less cash operating expenses, or the free cash we have to spend to purchase additional portfolios of charged-off consumer debt, service our debt, pay income taxes and for other purposes.

We established the Adjusted EBITDA target goal for the 2008 Annual Incentive Compensation Plan for Management in March 2008 based on our then expectations about the liquidation or collection rates of the portfolios we had purchased prior to 2008, anticipated collections from current year portfolio purchases, and anticipated operating expenses for the year.

For 2008, the Adjusted EBITDA target goal under our plan was $187,864,047, or 110% of the actual fiscal 2007 Adjusted EBITDA. The threshold goal for our performance was $179,324,772, or 105% of the actual fiscal 2007 Adjusted EBITDA, and the maximum goal was $196,403,321, or 115% of the actual fiscal 2007 Adjusted EBITDA.

Personal Goals. The 2008 personal goals varied by individual depending on the breadth and nature of the executive officers’ responsibilities and how these contributed to the Company’s performance. We strive to closely correlate personal goals to the achievement of the Company’s strategic initiatives intended to drive future performance.

We needed to exceed $170,785,497, our actual 2007 Adjusted EBITDA, in order to pay any incentive compensation under our plan based on the achievement of personal goals. The Company’s Adjusted EBITDA under our plan for 2008 was $179,445,344, or 105.1% of 2007 Adjusted EBITDA, exceeding the threshold Adjusted EBITDA goal and permitting payment of incentive compensation in the event our executive officers also achieved their personal goals under the plan.

Examples of individual performance objectives applicable to one or more our Named Executive Officers for 2008 included:

¡ reduction in the Company’s cost to collect its charged-off debt portfolios;

¡ improvements in retaining account representatives with the Company;

¡ progress in the implementation of the Company’s new debt collection platform;

¡ improvements in the Company’s cash collections forecasting process;

¡ improvements to the Company’s tool for analysis and tracking of collections from specific portfolios of charged-off consumer debt; and

¡ improvements to the Company’s collection methodologies, including better metrics and analytics.

Some personal goals were qualitative in nature and some were quantitative. All related directly to execution of specific Company strategic initiatives and, we believe, were important to achieving sustainable improvements in Company financial performance over time. For example, experienced account representatives are significantly more productive than newly hired account representatives so that it is beneficial to the Company’s financial results to retain them.

With respect to quantitatively measured personal goals, the Company achieved a 4.7% reduction in the cost to collect its charged-off consumer debt portfolios versus a maximum target of a 5.0% reduction, we increased our annual retention of Collections Department associates to 32.4% versus a maximum goal of 38.0%, and we achieved annual retention of Legal Collections Department associates of 82.0% versus a goal of 75.0%.

Mr. Bradley achieved 65.0% of his 2008 personal goals. Mr. Needs achieved 67.5% of his 2008 personal goals. Mr. Redman achieved 77.5% of his 2008 personal goals. Ms. Everly achieved 75.0% of her 2008 personal goals. Mr. Lee achieved 75.0% of his 2008 personal goals.

As a debt buyer, we are highly dependent for future growth and profitability on our ability to purchase charged-off consumer debt at attractive prices. As a consequence, we also provide an annual cash incentive to Ms. Everly to complete the purchases of charged-off consumer debt that we collect by paying her 5 basis points (.05%) of the direct cost of all charged-off debt purchased by us. For 2008, that resulted in $76,130 in incentive payments to Ms. Everly.

We believe that establishing individual goals promotes accountability for each executive officer’s personal performance and helps differentiate our executive officers’ compensation based on individual contributions.

Bonus Percentages. We set 2008 target incentive compensation as a percentage of base salary for each of our executive officers, ranging from 80% of base salary for our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, to 50% of base salary for our Chief Acquisitions Officer and 35% of base salary for our Vice President-Strategy and Analysis.

We believe that our executive officers with a greater responsibility and ability to influence Company results should have a greater percentage of their pay at risk and a greater opportunity to be paid more when the Company performs well.

For 2008, our Named Executive Officers could have earned the following for individual and Company performance under our 2008 Incentive Compensation Plan for Management, expressed as a percentage of base salary: Mr. Bradley, 0% to 120%; Mr. Needs, 0% to 120%; Mr. Redman, 0% to 120%; Ms. Everly, 0% to 75%; and Mr. Lee, 0% to 52.5%.

Earnings under Plan. Mr. Bradley earned 46.3%, Mr. Needs earned 47.3%, Mr. Redman earned 51.3%, Ms. Everly earned 31.4% and Mr. Lee earned 22.0% of their respective base salaries in 2008 incentive compensation under our 2008 Incentive Compensation Plan for Management.

We believe that the levels of incentive compensation we paid our Named Executive Officers fairly compensated them for maintaining collections and controlling expenses in an increasingly difficult collection environment as the economy worsened during 2008.

Equity Compensation:	The granting of equity awards for the purposes of establishing long-term incentives is the third component of our compensation. We did not make equity awards to our Named Executive Officers in 2008. We believe, however, that having an annual equity incentive award program for executive officers and other key associates is important to motivate them to increase earnings per share and to retain their services for the long-term.

In August 2007, we made awards to the Named Executive Officers and our other executive officers comprised of a mix of (1) stock options vesting ratably over a four year period, and (2) performance-based restricted stock units (with each unit representing the contingent right to receive one share of common stock) which vest in 2011 based on the achievement of threshold, target and maximum level cumulative increases in earnings per share over the four year period. These awards were made after the completion of our return of capital plan (repurchase of shares of our common stock for approximately $75 million in June 2007 and issuance of a special, one-time dividend in July 2007 for approximately $75 million). In 2008, we reversed the 2007 compensation expense incurred for the performance based restricted stock units, believing that it is not probable that the four year earnings per share performance condition will be met.

We determined in 2008 to move to a schedule of making annual equity awards in February of each year, so we made no awards to the Named Executive Officers in 2008 and instead made them in February 2009. The awards we made in February 2009 to executive officers were a mix of the following:

¡ time-based stock options vesting ratably over a four year period;

¡ restricted stock units vesting ratably over a three year period beginning with the second anniversary of the grant date; and

¡    performance based restricted stock units, vesting fifty percent in the second year following the award, and twenty-five percent in each of the following two years, dependent on achieving a 2009 net income performance condition.

The February 2009 equity awards to each Named Executive Officer were allocated one-third to each of the foregoing categories based on an “option equivalent” basis, using a conversion ratio of option shares to restricted stock units of 3 to 1 for time vested restricted stock units and 2.25 to 1 for performance based restricted stock units. We believe this mix of equity awards will provide a strong incentive to increase earnings per share over a sustained period of time and for the Named Executive Officers to remain with the Company.

Executive Officer Stock Ownership Guidelines. In March 2009 our Compensation Committee established stock ownership guidelines for our executive officers. We believe that our executive officers should accumulate and hold ownership in Company stock to align performance with Shareholder interests, to demonstrate confidence in the Company and to deter excessive risk taking. Stock ownership includes:

¡ Shares owned directly;

¡ Shares owned by a spouse or other immediate family member residing in the same household; and

¡ Shares held in trust for the benefit of the executive officer or immediate family member residing in his or her household.

Unexercised stock options and unvested restricted stock units do not count toward satisfaction of the guidelines.

Executive officers who have not met the ownership guidelines are required to retain 50% of the shares, net of taxes and option exercise payments, following exercise of stock options or receipt of shares upon vesting of restricted stock units. Although the Company does not prohibit executive officers from hedging shares of Company stock, hedged shares are excluded from the calculation of ownership levels under the guidelines. Mr. Redman and Ms. Everly own Company stock in amounts that exceed our ownership guidelines.

Specific Stock Ownership Guidelines for our Named Executive Officers are:

	Chief Executive Officer	1.0 times base salary
	Other Named Executive Officers	.75 times base salary

Retirement and Other Benefits:	We have set forth below a description of our retirement and other benefits, the fourth component of compensation for our Named Executive Officers.

Retirement Plans. We provide a tax-qualified retirement savings plan. All of our associates, including our executive officers, are able to contribute a percentage of their compensation to the plan on a before-income tax basis up to the compensation limit prescribed by the Internal Revenue Service (“IRS”), which was $230,000 for 2008. The IRS also prescribes the maximum employee contribution in any given year. For 2008, the employee contribution limit was $15,500, and employees age 50 or older could make an additional catch-up contribution of $5,000. The employer match does not affect the contribution limits. We match 100% of the first 3% of compensation contributed to the plan and 50% of the next 3% of compensation contributed by each associate, including executive officers. Associate contributions are fully vested upon contribution. Matching contributions vest on a three-year graded schedule and become fully vested once an associate has achieved three years of service with the Company, as defined in the plan.

Perquisites and Other Benefits. We provide the Named Executive Officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable in relation to overall compensation. For 2008, they included (1) reimbursement of a club membership expense and payment for a car for Mr. Bradley, our then Chief Executive Officer, (2) a car allowance for our Chief Financial Officer, and (3) fixed monthly payments to our Vice-President-Strategy and Analysis to cover living and commuting expenses as he traveled between our Michigan headquarters and Richmond, Virginia where he resides. We agreed to pay the travel and living expenses for our Vice President-Strategy and Analysis when we hired him, and believe these to be reasonable expenses required to induce him to work for us. We also provided a gross-up payment to our Vice-President-Strategy and Analysis to cover his payment of federal and state taxes on receipt of payments to cover living and travel expenses. We transferred ownership of his Company car to Mr. Bradley in connection with his retirement as our Chief Executive Officer, a small gesture of our tremendous appreciation for his 29 years of dedicated service to the Company as one of its two founders. We do not reimburse our current Chief Executive Officer for a club membership or a car.

Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers, using the tally sheets prepared with respect to our executive officers in its analysis.

Employment Agreements:	We have entered into employment agreements with the following Named Executive Officers:

¡    In 2002, we entered into employment agreements with Mr. Bradley, who served as our Chief Executive Officer until his retirement effective January 1, 2009, and with Mr. Redman, our Chief Financial Officer, in connection with the private equity investment in the Company made by an affiliate of Quad-C Management, our largest Shareholder, for the purpose of ensuring their services on behalf of the Company. Each of these agreements expires on December 31 of each year, unless the executive officer is employed by us after such date, in which case the agreements are automatically renewed for an additional one-year period. Mr. Bradley’s employment agreement expired with his retirement.

¡    In July 2007, we entered into an employment agreement with Mr. Needs to induce him to join us as our Chief Operating Officer and to specify the terms of his employment. This employment agreement was amended and restated in its entirety on January 21, 2009, to reflect the appointment of Mr. Needs as our President and Chief Executive Officer effective January 1, 2009.

¡ In October 2007, we entered into an employment agreement with Ms. Everly to reflect her promotion to Chief Acquisitions Officer and to reflect the terms of her substantially increased compensation.

Each of the employment agreements with Messrs. Bradley, Redman and Needs and Ms. Everly protects us by subjecting the executive officer to certain confidentiality, non-competition and non-interference provisions. In addition, each of these employment agreements offers the executive officers protection in the event we terminate an executive officer without cause or if we substantially breach an agreement (as those terms are defined in the agreements). Each of these employment agreements are described in more detail below under the caption “Executive Compensation – Employment Agreements”. Our Compensation Committee approves all employment agreements.

Tax Implications; Deductibility of Executive Compensation:	Section 162(m) of the Internal Revenue Code limits the Company’s tax deduction to $1 million each for compensation paid to, or accrued for the Company’s Chief Executive Officer, Chief Financial Officer and the next three highest paid executive officers as of the end of the fiscal year, unless the compensation is based on nondiscretionary, pre-established performance goals. We believe the entire amount of each Named Executive Officer’s compensation earned during fiscal year 2008 was deductible.

The Compensation Committee generally structures executive compensation to minimize the impact of the limitations of Section 162(m) of the Internal Revenue Code. However, from time to time the Compensation Committee may approve compensation that may not be deductible when it believes that the compensation serves to motivate performance or aids in our efforts to retain and attract talented executive officers. Therefore, deductibility is not the sole factor used in setting the appropriate levels or modes of compensation and some compensation paid by the Company in the future may not be fully deductible under Section 162(m).

Deferred Compensation:	The Company does not maintain any nonqualified deferred compensation plans. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to compensation arrangements. We believe we are operating in compliance with the statutory provisions which became effective January 1, 2005, and the final IRS regulations which became effective January 1, 2009.

Accounting for Equity-based Compensation:	From our initial public offering in 2004 until December 31, 2005, we accounted for stock-based payments under FASB Statement 123. On its January 1, 2006 effective date, we began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R).

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation for the last three fiscal years of the Company’s principal executive officer, principal financial officer and the other three most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation ($)(5)	Total ($)
Nathaniel F. Bradley IV	2008	425,000	-0-		(12,540)	41,925	196,700	42,428	693,513
Chairman, President and Chief Executive Officer (1)	2007	410,000	-0-		12,540	14,311	228,474	34,411	699,736
	2006	369,167	106,320		-0-	-0-	-0-	31,017	506,504

Rion B. Needs	2008	350,000	-0-		280,269	69,874	165,488	10,845	876,476
Senior Vice President – Chief Operating Officer (6)	2007	149,449	-0-		91,648	23,851	91,435	118,218	474,601

Mark A. Redman	2008	300,000	-0-		(10,450)	34,937	153,847	16,845	495,179
Senior Vice President – Chief Financial Officer (7)	2007	281,250	-0-		10,450	11,926	173,176	13,605	490,407
	2006	250,000	90,000		-0-	-0-	-0-	15,826	355,826

Deborah L. Everly	2008	300,000	-0-		242,973	38,692	170,409	5,059	757,133
Senior Vice President – Chief Acquisitions Officer (8)	2007	217,500	86,204	(9)	42,444	7,714	102,610	6,497	462,969
	2006	175,817	44,678		-0-	-0-	-0-	6,554	227,049

J. Christopher Lee	2008	193,325	-0-		(1,672)	19,511	42,259	66,120	319,813
Vice President – Strategy and Analysis (10)	2007	185,000	-0-		1,672	10,285	42,675	66,142	305,774

(1)	Mr. Bradley retired as our President and Chief Executive Officer effective January 1, 2009, and continues as our non-executive Chairman.

(2)	This column discloses the dollar amount of compensation cost recognized in 2008, 2007 and 2006 in accordance with FAS 123(R). The amounts shown in 2008 include the reversal of compensation expense incurred in 2007 for performance-based restricted stock units based on the Company’s determination in 2008 that the achievement of the performance conditions for vesting of the awards is no longer probable. Please refer to Note 8 to our consolidated financial statements set forth in our 2008 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of the stock awards.

(3)	This column discloses the dollar amount of compensation cost recognized in 2008, 2007 and 2006 in accordance with FAS 123(R). Please refer to Note 8 to our consolidated financial statements set forth in our 2008 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of the option awards.

(4)	The amounts included in this column reflect cash incentive compensation awarded under the Company’s Annual Incentive Compensation Plan for Management, and for 2008, $76,130 in debt purchasing incentive payments for Ms. Everly.

(5)

The amounts included in All Other Compensation for 2008 are derived from the following: (1) contributions by Asset Acceptance to our 401(k) Plan: Mr. Bradley, $9,200; Mr. Needs, $10,350; Mr. Redman, $10,350; Ms. Everly, $4,600; and Mr. Lee, $10,350; (2) group term life insurance premiums paid by the Company for coverage in excess of $50,000 for the benefit of the executive officer: Mr. Bradley, $138; Mr. Needs, $90, Mr. Redman, $90; Ms. Everly, $54; and Mr. Lee, $60; (3) perquisites and personal benefits: Mr. Bradley, $8,737; Mr. Needs, $405; Mr. Redman, $6,405; Ms. Everly, $405; and Mr. Lee, $36,655; (4) gross-up of $19,055 to cover payment of Mr. Lee’s taxes on the amounts paid him to cover commuting and living expenses; gross-up of $353 to cover payment of Mr. Bradley’s taxes on amounts paid him to cover Medicare tax expenses, and (5) amounts paid or accrued in connection with Mr. Bradley’s retirement: $24,000. The perquisites we provided to Mr. Bradley and their cost to us in 2008 were as follows: automobile expenses, $4,064; club membership, $4,268; and cellular phone allowance, $405. The value of Mr. Bradley’s Company car, ownership of which was transferred to him in connection with his retirement, was $24,000. The perquisites and personal benefits we provided to Mr. Needs in 2008 were as follows: cellular phone allowance, $405. The perquisites we provided to Mr. Redman and their cost to us in 2008 were as follows: car allowance, $6,000; and cellular phone allowance, $405. The perquisites we provided to Ms. Everly and their cost to us in 2008 were as follows: cellular phone allowance, $405. The perquisites we provided to Mr. Lee and their cost to us in 2008 were as follows: commuting and living expenses, $36,250; and cellular phone allowance, $405.

(6)	Mr. Needs became our President and Chief Executive Officer effective January 1, 2009. Mr. Needs began employment July 23, 2007, at an annual base salary of $320,000 that was increased to $350,000 on October 1, 2007. Mr. Needs’ base salary of $350,000 was used to compute his Non-Equity Plan Incentive Plan Compensation for 2007, which was prorated for his partial year of employment with us.

(7)	Mr. Redman’s annual base salary was set at $275,000 beginning January 1, 2007 and increased to $300,000 on October 1, 2007. Mr. Redman’s base salary of $300,000 was used to compute his Non-Equity Incentive Plan Compensation for all of 2007.

(8)	Ms. Everly’s annual base salary was set at $190,000 beginning January 1, 2007 and increased to $300,000 on October 1, 2007. Ms. Everly’s base salary of $300,000 was used to compute her Non-Equity Incentive Plan Compensation for all of 2007.

(9)	Comprised of Ms. Everly’s debt purchasing incentive payment of $86,204 computed on the basis of 5 basis points (0.05%) of the direct cost of charged-off consumer debt purchased by us in 2007.

(10)	Since Mr. Lee was not one of the Named Executive Officers in 2006, his 2006 compensation is not shown. Mr. Lee’s employment with the Company was terminated March 25, 2009, effective April 10, 2009.

Employment Agreements

Nathaniel F. Bradley IV. Our employment agreement with Mr. Bradley provided for his service as our Chief Executive Officer. This agreement expired with Mr. Bradley’s retirement effective January 1, 2009. The agreement provided for a minimum base salary (increased to $425,000 effective as of January 1, 2008), subject to annual review at the discretion of our Board of Directors. Mr. Bradley also had the opportunity to earn an annual bonus under an incentive plan determined by our Board, and benefits. The employment agreement provided Mr. Bradley with the right to participate in health, life and disability plans that we provide. Mr. Bradley is also subject to confidentiality, as well as non-competition and non-interference obligations under his employment agreement. The non-competition and non-interference obligations continue for a period of one year after his retirement and the confidentiality obligations continue indefinitely.

In connection with Mr. Bradley’s retirement and transition to serve as the non-executive Chairman of the Company’s Board of Directors, the Compensation Committee approved modifications to his compensation, including extending the exercise period of certain outstanding options. The terms governing the nonqualified stock options for 17,412 shares (at an exercise price of ($16.27 per share) and 37,500 shares (at an exercise price of $9.28 per share) of common stock granted to Mr. Bradley by the Company on April 21, 2005, and August 7, 2007, respectively, provide that, unless otherwise approved by the Committee, Mr. Bradley’s right to exercise those options is limited to specified time periods after his employment is terminated. The Compensation Committee has extended the exercise period of those options so that Mr. Bradley is eligible to exercise those options until the earlier of (1) termination of his services as a director or (2) the expiration of the ten year term of each option from its grant date.

Rion B. Needs. We amended and restated our employment agreement with Mr. Needs in its entirety on January 21, 2009 to reflect his appointment as our President and Chief Executive Officer effective January 1, 2009. The agreement provides for a minimum annual base salary of $500,000 effective January 1, 2009, subject to annual review at the discretion of our Board of Directors. We made equity awards to Mr. Needs under the terms of his employment agreement in 2007. As amended and restated effective January 1, 2009, the employment agreement provides that additional equity awards will be made in 2009, 2010, 2011 and 2012 in the form of a mix of (1) stock options vesting in 25% annual increments over a four-year period, (2) performance-based restricted stock units or (3) other types of equity awards, with the foregoing together having a total value equal to not less than 250,000 “option equivalents” to purchase shares of our stock in 2009 and 62,500 “option equivalents” to purchase shares of our stock in each of 2010, 2011 and 2012. The agreement provides Mr. Needs with the right to participate in health, life and disability plans that we provide. Mr. Needs is also subject to confidentiality, as well as non-competition and non-interference provisions under his employment agreement. The non-competition and non-interference obligations continue for a period of two years after termination of employment and the confidentiality obligations continue indefinitely.

Mark A. Redman. Our employment agreement with Mr. Redman, dated as of September 30, 2002, as amended, provides for his service as our Chief Financial Officer. This agreement expires on December 31 of each year, unless Mr. Redman is employed by us after such date, in which case the agreement is automatically renewed for an additional one-year period. The agreement provides for a minimum base salary (increased to $304,500 effective as of January 1, 2009) subject to annual review at the discretion of our Board of Directors. Mr. Redman is also entitled to earn an annual bonus under an incentive plan determined by our Board, and benefits. The employment agreement provides Mr. Redman with the right to participate in health, life and disability plans that we provide. Mr. Redman is also subject to confidentiality, as well as non-competition and non-interference provisions under his employment agreement. The non-competition and non-interference obligations continue for a period of the later of one year after termination of employment or until we cease severance payments, and the confidentiality obligations continue indefinitely.

Deborah L. Everly. Our employment agreement with Ms. Everly, dated as of October 1, 2007, as amended, provides for her services as our Senior Vice President and Chief Acquisitions Officer. The agreement provides for a minimum base salary (increased to $304,500 effective January 1, 2009) subject to annual review at the discretion of our Board of Directors. Ms. Everly is also entitled to participate in our annual incentive compensation plans. In addition, Ms. Everly is entitled to a bonus of 5 basis points (0.05%) of the direct cost of the charged-off consumer debt purchased by us, less certain adjustments as provided in her agreement.

The employment agreement provides for certain equity awards in the form of restricted stock units and options that Ms. Everly received in 2007. We have also provided Ms. Everly with the ability to participate in external executive training programs at our expense. The employment agreement also subjects Ms. Everly to confidentiality, as well as non-competition and non-interference provisions. The non-competition and non-interference obligations continue for a period of the later of one year after termination of employment or until we cease severance payments, and the confidentiality obligations continue indefinitely.

Severance Benefits. In addition, the employment agreements for each of Messrs. Bradley, Needs and Redman and Ms. Everly provide for payments of severance benefits upon termination of employment. The severance benefits depend on the situation and circumstances surrounding the terminating event. Given Mr. Bradley’s retirement effective January 1, 2009, Mr. Bradley is not entitled to any severance benefits pursuant to his employment agreement (but is entitled to receive all payments and benefits owed to him under the employment agreement through the effective date of his last day of employment and to the bonus for the year ended December 31, 2008 he would otherwise be entitled to pursuant to the terms of his employment agreement).

The terms “Cause” and “Substantial Breach” are used in each of the employment agreements and understanding these terms is necessary to determine the appropriate benefits for which the executive officer is eligible. The terms are defined generally as follows:

¡

“Cause” means the executive officer’s continual or deliberate failure to perform his or her duties; failure to devote substantially all of his or her working time to our business; willful failure to follow the directives of our Board of Directors in any material respect, provided that such directives are not materially inconsistent with his or her employment agreement; his or her willful misconduct in the performance of his or her duties; his or her breach of the confidentiality and non-compete provisions of his or her employment agreement; his or her commission of a felony, fraud, embezzlement or other crime involving moral turpitude; or any act which is injurious to our reputation.

¡	“Substantial Breach” means any material breach by us of our obligations under the executive officer’s employment agreement, and does not include a termination for Cause.

Upon a termination of the executive officer’s employment without Cause or for a Substantial Breach, the executive officer will receive the following:

¡	Under the terms of the employment agreement in effect prior to January 1, 2009, Mr. Needs would have received his regular base salary for a period of twelve months, plus a pro rata portion of any bonus he would otherwise be entitled to for the fiscal year in which he was terminated. Under the terms of the amended and restated employment agreement effective January 1, 2009, Mr. Needs will receive his regular base salary for a period of twenty-four months (or in the case of a termination without “Cause”, twenty-four months less the period of time between the date written notice of such termination is given by us and the termination date). However, if Mr. Needs is terminated within one year after the effective date of a “Change in Control” (as defined in the employment agreement), he will receive, in lieu of the amounts described above, two times his regular base salary as in effect at the end of the calendar year preceding the termination date, plus two times the amount of his bonus for the fiscal year immediately preceding the effective date of the “Change in Control”.

¡

Mr. Redman will receive his regular base salary for a period of two years, plus two times a pro rata portion of any bonus he would otherwise be entitled to for the fiscal year in which he was terminated.

¡	Ms. Everly will receive her regular base salary for a period twelve months, plus a pro rata portion of any bonus she would otherwise be entitled to for the fiscal year in which she was terminated.

In addition, upon a termination of the executive officer’s employment, without Cause or for Substantial Breach, each of Messrs. Needs and Redman and Ms. Everly will receive reimbursement of COBRA costs for a period of eighteen months following his or her termination or resignation (including dependent coverage) in any group health benefit plans. Mr. Redman’s agreement obligates the Company to purchase an individual health insurance policy for him for the six months following the expiration of the eighteen month COBRA period. In the event of a termination of Mr. Redman or Ms. Everly’s employment without Cause or for Substantial Breach, the Company is also obligated to pay the costs to continue the executive officer’s participation (including dependent coverage) in any life and disability insurance provided the executive officer (for a period of two years following termination for Mr. Redman and eighteen months following termination for Ms. Everly). In each case, the foregoing benefits are to be provided under the terms of the plans that we have in effect immediately prior to the executive officer’s termination or resignation.

Upon the executive officer’s death, disability or retirement, he or she is entitled to receive a pro rata portion of any bonus to which he or she would otherwise be entitled pursuant to the terms of the employment agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards outstanding as of December 31, 2008 to the Named Executive Officers listed in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)
Nathaniel F. Bradley IV	17,412	-	16.27	April 21,	-	-	11,250	57,488
Chief Executive Officer				2015
	9,375	28,125	9.28	August 7,	-	-	-	-
				2017

Rion B. Needs	15,625	46,875	9.28	August 7,	84,476	431,672	18,750	95,813
Chief Operating Officer				2017

Mark A. Redman	7,813	23,437	9.28	August 7,	-	-	9,375	47,906
Chief Financial Officer				2017

Deborah L. Everly	2,500	7,500	9.28	August 7,	21,796	111,378	9,375	47,906
Chief Acquisitions Officer				2017
	5,313	15,937	11.47	November 29,	-	-	-	-
				2017

J. Christopher Lee	2,321	3,482	15.99	July 31,	-	-	-	-
Vice President-Strategy and Analysis				2016
	1,250	3,750	9.28	August 7,	-	-	1,500	7,665
				2017

(1)	Represents nonqualified stock options exercisable for the indicated number of shares of our common stock, which vest 25% per year based on continued employment with us.

(2)	Represents the unvested portion of restricted stock units, with each unit representing the contingent right to receive one share of our common stock for the indicated number of shares and vesting 25% per year over a four year period with respect to the awards to Mr. Needs, 50% per year with respect to the awards to Ms. Everly, and all vesting based on continued employment with us.

(3)	Value is equal to the closing market price of $5.11 per share on December 31, 2008, multiplied by the indicated number shares.

(4)	Represents the unvested portion of restricted stock units, with each unit representing the contingent right to receive one share of our common stock for the indicated number of shares and vesting based on achievement of threshold levels of four-year cumulative annual earnings per share performance objectives and continued employment with us.

(5)	Value is equal to the closing market price of $5.11 per share on December 31, 2008, multiplied by the indicated number shares.

Option Exercises and Stock Vested

The following table provides information concerning shares acquired or vested during 2008 for each of the executive officers named, and includes the value realized on vesting. None of the Named Executive Officers exercised stock options in 2008.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Rion B. Needs	-0-	-0-	28,159	295,670

Deborah L. Everly	-0-	-0-	21,796	124,019

Pension Benefits

We did not provide any pension plan benefits to our executive officers during 2008.

Nonqualified Deferred Compensation

We did not provide any nonqualified deferred compensation to our executive officers during 2008.

Potential Payments upon Termination or Change in Control

As of December 31, 2008, we had employment agreements with Messrs. Bradley, Redman and Needs and Ms. Everly. Those agreements provide for payments that we would be obligated to make in connection with a termination of employment of Messrs. Bradley, Redman or Needs or Ms. Everly. The following table describes the circumstances that would trigger those payments and the amounts we would be obligated to pay, assuming the triggering event occurred on December 31, 2008. Mr. Bradley’s employment agreement expired in connection with his retirement on January 1, 2009 and consequently we have no further obligations under his employment agreement. Mr. Needs’ current employment agreement as our CEO has different terms than those that were in effect December 31, 2008, as described above under the caption “Executive Compensation – Employment Agreements.”

Name	Resignation ($)	Termination of Employment for Cause ($)	Termination of Employment Without Cause or Resignation Following Material Breach by Company ($)
Rion B. Needs

Cash Payments (1)	-0-	-0-	515,488

Continued Perquisites/Benefits (2)	-0-	-0-	18,000

Total	-0-	-0-	533,488

Mark A. Redman

Cash Payments (3)	-0-	-0-	907,694

Continued Perquisites/Benefits (4)	-0-	-0-	24,000

Total	-0-	-0-	931,694

Deborah L. Everly

Cash Payments (5)	-0-	-0-	470,409

Continued Perquisites/Benefits (6)	-0-	-0-	18,000

Total	-0-	-0-	488,409

(1)	Includes (a) one times base salary, and (b) one times actual bonus for 2008. Payments of salary are to be made over a one year period in accordance with our payroll policy. The foregoing terms were changed in our amended and restated employment agreement with Mr. Needs effective January 1, 2009 as described in more detail above under the caption “Executive Compensation – Employment Agreements”.

(2)	Includes (a) an amount necessary to continue Mr. Needs’ participation in any life and disability insurance that we provide in effect on December 31, 2008 for a period of 18 months, and (b) the reimbursement of COBRA costs for group health and dental benefits plans for a period of 18 months. An estimate has been made for insurance benefits. The foregoing terms were changed in our amended and restated employment agreement with Mr. Needs effective January 1, 2009 as described in more detail above under the caption “Executive Compensation – Employment Agreements”.

(3)	Includes (a) two times base salary, and (b) two times actual bonus for 2008. Payments of salary are to be made over a two year period in accordance with our payroll policy.

(4)	Includes (a) an amount necessary to continue Mr. Redman’s participation in any life and disability insurance that we provide in effect on December 31, 2008 for a period of 24 months, and (b) the reimbursement of COBRA costs for group health, vision and dental benefits plans for a period of 18 months, plus the purchase of individual health insurance providing comparable benefits for an additional 6 months. An estimate has been made for insurance benefits.

(5)	Includes (a) one times base salary, and (b) one times actual bonus for 2008. Payments of salary are to be made over a one year period in accordance with our payroll policy.

(6)	Includes (a) an amount necessary to continue Ms. Everly’s participation in any life and disability insurance that we provide in effect on December 31, 2008 for a period of 18 months, and (b) the reimbursement of COBRA costs for group health and dental benefits plans for a period of 18 months. An estimate has been made for insurance benefits.

Each of the employment agreements with Messrs. Bradley, Redman and Needs and Ms. Everly imposes confidentiality obligations, and obligations not to compete with the Company or to solicit our associates, suppliers (or sellers) of charged-off debt to us for a period of the later of one year after termination of their employment or until we cease severance payments to the executive officer. Breach of those obligations by the executive officer would entitle us to discontinue severance payments and benefits following termination of employment.

In accordance with the terms of our 2004 Stock Incentive Plan, each of our stock option and restricted stock unit award agreements with our executive officers provide for the early vesting of equity awards and the satisfaction of all conditions to vesting in the event of a “change in position” of the participating associate, such as involuntary termination of employment, following a “change in control” of the Company. The terms that accelerate the vesting of equity awards following a change in control of the Company are the same for all executive officers. The following table shows the amounts that would be realized due to the acceleration of unvested equity awards upon a “change in position” following a “change in control.”

Name	“Change in Position” Following “Change in Control”
Rion B. Needs (1)	$591,360

Mark A. Redman (2)	$79,844

Deborah L. Everly (3)	$191,221

(1)	The amount disclosed in this row represents the immediate early vesting of the following equity awards: (i) 84,476 shares from the award of restricted stock units on August 7, 2007 and November 29, 2007, which are scheduled to vest in equal installments on August 7 2009, 2010 and 2011, and (ii) 31,250 shares from the award of performance-based restricted stock units on August 7, 2007, which subject to satisfaction of performance-based conditions, are scheduled to vest on the earlier of (a) the filing date of the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2011, or (b) August 15, 2011. The values are based on the $5.11 per share closing price of the Company’s Common Stock on December 31, 2008.

(2)	The amount disclosed in this row represents the immediate early vesting of 15,625 shares from the award of performance-based restricted stock units on August 7, 2007, which subject to satisfaction of performance-based conditions, are scheduled to vest on the earlier of (a) the filing date of the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2011, or (b) August 15, 2011. The values are based on the $5.11 per share closing price of the Company’s Common Stock on December 31, 2008.

(3)	The amount disclosed in this row represents the immediate early vesting of the following equity awards: (i) 21,796 shares from the award of restricted stock units on November 29, 2007, which are scheduled to vest on November 29, 2009, and (ii) 15,625 shares from the awards of performance-based restricted stock units on August 7, 2007 and November 29, 2007, which subject to satisfaction of performance-based conditions, are scheduled to vest on the earlier of (a) the filing date of the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2011, or (b) August 15, 2011. The values are based on the $5.11 per share closing price of the Company’s Common Stock on December 31, 2008.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this document. Based on that review and our discussions with management, this Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission and in this Proxy Statement.

Donald Haider, Chair

Jennifer L. Adams

Anthony R. Ignaczak

William I Jacobs

William F. Pickard

Share Ownership and Certain Relationships

Management and Directors

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2009 by:

¡	Each of our Named Executive Officers;

¡	Each of our Directors; and

¡	All of our Directors and executive officers as a group.

The percentage of beneficial ownership is based on 30,573,031 shares of common stock outstanding as of March 31, 2009.

Beneficial Owner	Amount of Beneficial Ownership (1)	Percent of Class
Nathaniel F. Bradley IV (2)	3,766,446	12.3%
28405 Van Dyke Avenue, Warren, MI 48093

Jennifer L. Adams (3)	70,727	*
28405 Van Dyke Avenue, Warren, MI 48093

Terrence D. Daniels (4) (5)	11,008,157	35.9%
230 East High Street, Charlottesville, VA 22902

Donald Haider (6)	74,990	*
2001 Sheridan Road, Evanston, IL 60208-2001

Anthony R. Ignaczak (4) (7)	11,008,157	35.9%
230 East High Street, Charlottesville, VA 22902

William I Jacobs (8)	59,018	*
28405 Van Dyke Avenue, Warren, MI 48093

H. Eugene Lockhart (9)	77,294	*
280 Park Ave., East Tower, 25th Fl., New York, NY 10017

William F. Pickard (10)	56,529	*
28405 Van Dyke Avenue, Warren MI 48093

Rion B. Needs (11)	32,599	*
28405 Van Dyke Avenue, Warren, MI 48093

Mark A. Redman (12)	805,046	2.6%
28405 Van Dyke Avenue, Warren, MI 48093

Deborah L. Everly (13)	74,396	*
28405 Van Dyke Avenue, Warren, MI 48093

J. Christopher Lee (14)	3,571	*
28405 Van Dyke Avenue, Warren, MI 48093

All Directors and executive officers as a Group (17 persons) (15)	16,180,331	52.0%

*	Ownership is less than 1% of the outstanding shares.

(1)	Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported.

(2)	Includes 1,117,340 shares held by trusts of which Mr. Bradley is co-trustee with his spouse, 1,225,400 shares held by a revocable trust of which Mr. Bradley’s spouse is trustee, and 171,520 shares held by an irrevocable trust of which Mr. Bradley’s spouse is sole trustee (as to which Mr. Bradley disclaims beneficial ownership). Includes 26,787 shares subject to options, which are presently exercisable.

(3)	Includes 63,125 shares subject to options which are presently exercisable. Includes 1,667 shares represented by restricted stock units. Includes 4,935 shares represented by deferred stock units.

(4)	The shares of common stock beneficially owned by Messrs. Daniels and Ignaczak include 10,932,051 shares held by AAC Quad-C Investors LLC. Messrs. Daniels and Ignaczak serve as managers of AAC Quad-C Investors LLC and each of them has shared voting and investment power with respect to the shares held by AAC Quad-C Investors LLC. Messrs. Daniels and Ignaczak disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(5)	Includes 67,692 shares subject to options which are presently exercisable. Includes 1,667 shares represented by restricted stock units. Includes 6,747 shares represented by deferred stock units.

(6)	Includes 65,042 shares subject to options which are presently exercisable. Includes 1,667 shares represented by restricted stock units. Includes 4,281 shares represented by deferred stock units.

(7)	Includes 67,692 shares subject to options which are presently exercisable. Includes 1,667 shares represented by restricted stock units. Includes 6,747 shares represented by deferred stock units.

(8)	Includes 50,351 shares subject to options which are presently exercisable. Includes 1,667 shares represented by restricted stock units.

(9)	Includes 67,692 shares subject to options which are presently exercisable. Includes 1,667 shares represented by restricted stock units. Includes 4,935 shares represented by deferred stock units.

(10)	Includes 51,659 shares subject to options which are presently exercisable. Includes 1,667 shares represented by restricted stock units. Includes 2,378 shares represented by deferred stock units.

(11)	Includes 15,625 shares subject to options which are presently exercisable.

(12)	Includes 7,813 shares subject to options which are presently exercisable.

(13)	Includes 7,813 shares subject to options which are presently exercisable.

(14)	Includes 3,571 shares subject to options which are presently exercisable.

(15)	The 10,932,051 shares held beneficially by Messrs. Daniels and Ignaczak by virtue of their respective positions as managers of AAC Quad-C Investors LLC are counted once for purposes of calculating the shares beneficially owned by all Directors and executive officers as a group. Includes 510,846 shares held by all directors and executive officers as a group that are subject to options which are presently exercisable. Includes 11,669 shares represented by restricted stock units held by directors. Includes 30,023 shares represented by deferred stock units held by directors.

Principal Shareholders

The following table provides information about any person not listed in the prior table known by management to have been a beneficial owner of more than 5% of the Company’s Common Stock as of March 31, 2009.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
AAC Quad-C Investors LLC 230 East High Street Charlottesville, VA 22902	10,932,051(1)	35.8%

Heartland Advisors, Inc. William J. Nasgovitz 789 North Water Street Milwaukee, WI 53202	2,610,325(2)	8.5%

The D3 Family Funds 19605 NE 8th Street Camas, WA 98607	4,931,049(3)	16.1%

(1)	AAC Quad-C Investors LLC has sole voting and investment power over the 10,932,051 shares. Quad-C Partners VI, LP holds a 98.5222% membership interest in AAC Quad-C Investors LLC, and, as such, may be deemed to beneficially own 10,770,497 shares of common stock held by AAC Quad-C Investors LLC. Quad-C Advisors VI, LLC is the general partner of Quad-C Partners VI, LP, and, as such, may be deemed to beneficially own 10,770,497 shares of common stock held by AAC Quad-C Investors LLC.

(2)	Heartland Advisors, Inc. reports beneficial ownership of 2,610,325 shares, with shared power to dispose of 2,610,325 shares and shared power to vote 2,553,825 shares.

(3)	The D3 Family Funds, L.P., and others reporting as a group, report sole power to dispose of and sole power to vote 4,931,049 shares. David Nierenberg has shared power to dispose of and shared power to vote 4,931,049 shares.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the Board or the Compensation Committee and the Board or the Compensation Committee of any other company, nor has any interlocking relationship existed in the past.

Certain Relationships and Related Party Transactions

On September 30, 2002, Asset Acceptance Holdings LLC entered into a registration rights agreement with Nathaniel F. Bradley IV, Mark A. Redman and others. In February 2004, this agreement was amended to, among other things, include the Company and AAC Quad-C Investors LLC as parties. As amended, this agreement terminated three years after the closing of our initial February 2004 public offering, except for those Shareholders such as Messrs. Bradley and Redman, and AAC Quad-C Investors, who own in excess of 1% of the outstanding shares of common stock, for whom termination will occur upon the earlier of either (i) three years from when the Shareholder ceases to own more than 1% or (ii) seven years after the closing of our initial public offering (February 2011). The agreement, among other things, provides that AAC Quad-C Investors LLC, on the one hand, and Mr. Bradley and Mr. Redman, on the other hand, can each make two requests that we effect the registration of a specified number of shares of common stock held by each of them using a long-form registration statement on Form S-1, provided that the requester holds in excess of 5% of our outstanding common stock. After one group gives notice of its request for registration, the agreement provides that the other group may also request that we effect the registration of a specified number of shares of common stock held by them or their affiliates. AAC Quad-C Investors LLC has used one of its two long-form requests. Pursuant to the terms of the registration rights agreement, we are required to bear substantially all costs incurred in any registration, other than underwriting discounts and commissions. In addition to the long-form requests, we are generally obligated to use our reasonable efforts to include the shares held by these groups to the extent we register shares in an offering initiated by us.

On May 1, 2008, AAC Quad-C Investors made a request under the registration rights agreement to the Company to register the 10,932,051 shares of Company common stock owned by AAC Quad-C Investors for offer and sale by making a shelf registration on SEC Form S-3. The Company filed the S-3 Registration Statement with the SEC on May 22, 2008. It became effective on June 3, 2008. As of March 31, 2009, AAC Quad-C Investors had not sold any of its shares of Company common stock.

James Reitzel, our Director-Direct Marketing, is the brother-in-law of Nathaniel F. Bradley IV, our Chairman. Mr. Reitzel, who has been an associate of the Company since August 1999, received a base salary and bonus totaling $149,172 in 2008. Jennifer Allen, our Director of Applications Support, is the spouse of Phillip L. Allen, our Vice President-Collections Operations and one of our executive officers. Ms. Allen has been an employee since July 2004 and has served as Director of Applications Support in our Information Services Department since April 2006. Ms. Allen received a base salary and bonus totaling $108,583 for 2008. Mr. Reitzel is financially independent of our Chairman. Our Nominating and Corporate Governance Committee approved the employment and compensation of Mr. Reitzel and Ms. Allen for 2008 and 2009. Compensation paid to Mr. Reitzel and Ms. Allen for 2009 may equal or exceed that paid to them in 2008.

Related Party Transaction Policy

It is the policy of the Company to avoid entering into related party transactions, unless the transaction is properly disclosed to and expressly consented to in writing by the Nominating and Corporate Governance

Committee of the Board of Directors. The Company’s policies related to the approval of related party transactions are incorporated into its Code of Business Conduct which deals with conflicts of interest and requires any interested party to disclose the details of any matter that is an actual or apparent conflict of interest to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee must review any conflicts of interests that may affect the Company or any of its executive officers or Board members, and approve any related party transaction. The Nominating and Corporate Governance Committee is required to make any reports to the Board that are required to address any conflict of interest issue as deemed necessary by the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee determines that the transaction would not be fair to the Company, the Company will not enter into the proposed transaction.

Audit Committee Report

The following is the report of the Audit Committee (the “Committee”) with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2008, which include the consolidated statement of financial position of the Company and its subsidiaries as of December 31, 2008 and 2007, and related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years ended December 31, 2008, December 31, 2007, and December 31, 2006, and the notes thereto.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including any matters in the letter the Committee received from the firm required by applicable requirements of the Public Company Accounting Oversight Board.

The Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2008 filed by the Company with the Securities and Exchange Commission.

H. Eugene Lockhart, Chairperson
Jennifer L. Adams
Donald Haider
William I Jacobs
William F. Pickard

Members, Audit Committee

Independent Accountants:	For the year ended December 31, 2008, Grant Thornton LLP served as our independent accountants. For the year ended December 31, 2007, Ernst & Young LLP served as our independent accountants. On March 10, 2008, the Audit Committee dismissed Ernst & Young LLP as our independent registered public accountant for all periods commencing on or after January 1, 2008. On March 21, 2008, the Audit Committee engaged Grant Thornton LLP as our new independent registered public accounting firm, effective for the fiscal year beginning January 1, 2008.

Reports on the consolidated financial statements of the Company for each of the fiscal years ended December 31, 2008 and December 31, 2007 did not contain an adverse opinion or a disclaimer of an opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2006 and December 31, 2007, and the subsequent interim period through March 10, 2008, there were no disagreements between us and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. During the fiscal years ended December 31, 2006 and December 31, 2007, and the subsequent interim period through March 10, 2008, there were no reportable events as defined in Item 304 (a)(1)(v) of SEC Regulation S-K.

We are asking Shareholders to ratify the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. If Shareholders fail to ratify our Audit Committee’s appointment of Grant Thornton LLP, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different firm to serve as our independent registered public accounting firm, if the Audit Committee determines that doing so would be in our best interests.

We expect representatives of Grant Thornton LLP to be present at the Annual Meeting, have the opportunity to make statements, and respond to appropriate questions.

Fees:	The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2008 and December 31, 2007 by Grant Thornton LLP, the Company’s principal accounting firm for 2008 and Ernst & Young LLP, the Company’s principal accounting firm for 2007.

	2008	2007
Audit Fees	$468,206	$655,091
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-

Pre-approval Policy:	The Audit Committee has adopted a pre-approval Policy for Audit and Non-Audit Services pursuant to which it pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement with respect to such services. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent auditor. The Audit Committee has delegated authority to its chairperson to pre-approve any proposed services not covered by the general pre-approval of the Audit Committee or exceeding the pre-approved levels or amounts which must be addressed prior to the next regularly scheduled Audit Committee meeting. The chairperson must report all such pre-approvals to the Audit Committee at its next meeting for ratification by the Committee.

Other Information

Section 16(a) Beneficial Ownership Reporting Compliance:	Section 16 of the Securities Exchange Act of 1934 requires our executive officers, Directors and more than ten percent Shareholders (“Insiders”) to file with the Securities and Exchange Commission and the Company reports of their ownership of the Company’s securities.

Based upon written representations and copies of reports furnished to the Company by Insiders, all Section 16 reporting requirements applicable to Insiders for 2008 were satisfied on a timely basis, except that Ms. Adams, and Messrs. Daniels, Ignaczak, Haider, Lockhart and Pickard each inadvertently failed to file timely one report relating to the awards of deferred stock units on February 29, 2008, Mr. Needs inadvertently failed to file timely one report relating to the vesting of two awards of restricted stock units on August 7, 2008, and Ms. Everly inadvertently failed to file timely one report related to the vesting of an award of restricted stock units on November 29, 2008.

Other Matters:	At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the Annual Meeting other than those described in this Proxy Statement. However, if any other matters should come before the meeting, the persons named in the proxy card intend to vote the Proxy in accordance with their judgment on such matters.

By Order of the Board of Directors

Edwin L. Herbert
Secretary
April 10, 2009

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY
		ASSET ACCEPTANCE CAPITAL CORP.				With- hold	For All Except
THIS PROXY IS SOLICITED BY THE BOARD OF			1.	Election of Directors:	For
DIRECTORS ANNUAL MEETING OF SHAREHOLDERS				For term ending 2012	☐	☐	☐

MAY 14, 2009 — 9:00 a.m. Eastern Time

The undersigned appoints Terrence D. Daniels and William F. Pickard and each of them, proxies, each with full power of substitution, to represent and to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Asset Acceptance Capital Corp., to be held at the Company’s headquarters, 28405 Van Dyke Ave., Warren, Michigan on Thursday, May 14, 2009 at 9:00 a.m., Eastern Time, and at any adjournment. This proxy revokes any proxies previously given.

Nominees:

Jennifer L. Adams

Donald Haider

H. Eugene Lockhart

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made this proxy will be voted FOR the persons named in Proposal 1 and FOR adoption of Proposal 2.

					For	Against	Abstain
			2.	Ratification of Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐
			3.	In their discretion on such matters as may properly come before the meeting or any adjournment thereof.
The Board recommends a vote “FOR” the election of the Directors and “FOR” the ratification of the selection of Grant Thornton LLP, as the Company’s independent registered public accounting firm.
All as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.
Please be sure to date and sign this Proxy in the box below.		Date

Sign above

¿    Detach above card, sign, date and mail in postage paid envelope provided.    ¿

ASSET ACCEPTANCE CAPITAL CORP.

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Please sign exactly as name appears at left. If stock is held by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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